CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 25, 2013 relating to the financial statements of AllianceBernstein Global Value Fund, AllianceBernstein International Value Fund, AllianceBernstein Value Fund and AllianceBernstein Discovery Value Fund for the fiscal year ended November 30, 2012, which is incorporated by reference in this Post-Effective Amendment No. 21 to the Registration Statement (Form N-1A No. 333-51938) of AllianceBernstein Trust.


                                          /s/ ERNST & YOUNG LLP


New York, New York
February 26, 2013